Exhibit 23.1


                        Consent of Independent Auditors'




The Board of Directors
The Spectranetics Corporation:



We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406 and 333-08489) and on
Form S-3 (Nos. 333-06971 and 333-69829) of The Spectranetics Corporation of our reports dated January 29, 1999, except as to Note 14, which is as of February 25, 1999, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related consolidated financial statement schedule, which reports appear in the December 31, 1998 Annual Report on Form 10-K of The Spectranetics Corporation.



                                             KPMG LLP

Denver, Colorado
March 25, 1999